Exhibit 11.1

ESTERLINE TECHNOLOGIES CORPORATION

(In thousands, except per share amounts)

Computation of Earnings Per Share – Basic

	2008	2007	2006	2005	2004
Income From Continuing Operations	$113,509	$87,762	$53,611	$47,403	$29,370
Income From Discontinued Operations, Net of Tax	7,024	4,522	2,004	10,623	10,213

Net Earnings	$120,533	$92,284	$55,615	$58,026	$39,583

Weighted Average Number of Shares
Outstanding – Basic	29,507	25,824	25,413	24,927	21,195

Earnings Per Share – Basic:
Continuing operations	$3.85	$3.40	$2.11	$1.90	$1.39
Discontinued operations	.23	.17	.08	.43	.48

Earnings Per Share – Basic	$4.08	$3.57	$2.19	$2.33	$1.87

ESTERLINE TECHNOLOGIES CORPORATION

(In thousands, except per share amounts)

Computation of Earnings Per Share – Diluted

	2008	2007	2006	2005	2004
Income From Continuing Operations	$113,509	$87,762	$53,611	$47,403	$29,370
Income From Discontinued Operations,
Net of Tax	7,024	4,522	2,004	10,623	10,213

Net Earnings	$120,533	$92,284	$55,615	$58,026	$39,583

Weighted Average Number of Shares Outstanding	29,507	25,824	25,413	24,927	21,195

Net Shares Assumed to be Issued for Stock Options	401	428	405	375	344

Weighted Average Number of Shares and Equivalent Shares Outstanding – Diluted	29,908	26,252	25,818	25,302	21,539

Earnings Per Share – Diluted:
Continuing operations	$3.80	$3.34	$2.08	$1.87	$1.36
Discontinued operations	.23	.18	.07	.42	.48

Earnings Per Share – Diluted	$4.03	$3.52	$2.15	$2.29	$1.84

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